Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Date of 2021 Annual Meeting of Shareholders and Nominations for Board of Directors

WARSAW, N.Y. – March 25, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” or “we”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), announced today that its Annual Meeting of Shareholders (the “Meeting”) will be held on Wednesday, June 16, 2021 at 10:00 am EDT. Given ongoing public health and safety concerns related to COVID-19, the Meeting will be held virtually through the internet or other electronic means in lieu of an in-person meeting. The record date for the Meeting is Wednesday, April 21, 2021.

The Company also announced that its board of directors nominated Mauricio Riveros and Mark Zupan for election as new directors at the 2021 Meeting. Current directors Dawn Burlew and Robert Latella are nominees for re-election while Karl Anderson Jr. is retiring from the board.

“Karl has served as an invaluable member of our board for the past 15 years,” commented Robert Latella, Chair of the Board. “We have benefitted from his legal and banking experiences and leadership of board committees. We are grateful to Karl for his dedication to our Company and wish him all the best.”

“Mauricio and Mark are exceptional candidates with diverse work and life experiences,” said Susan Holliday, Vice Chair of the Board and Chair of the Nominating and Governance Committee. “They each bring a unique combination of professional and community service to our board, representing incremental skills, experiences and market knowledge that will benefit us in the future.”

Mr. Riveros, 46, has served as President of LECESSE Construction Services since 2017 and Chief Operating Officer of The Pike Companies since March 15, 2021 (after serving as Chief Innovation Officer since 2014). LECESSE and The Pike Companies are Rochester-based construction firms. Mr. Riveros previously served as President of Riveros Contracting, National Director of Canadian Executive Services Organization and Director of Strategic Planning for the Government of Bolivia. He currently serves on the boards of the following nonprofit organizations: Center for Governmental Research, Roberts Wesleyan College, St. Ann’s Community and YMCA of Greater Rochester.

Mr. Zupan, 61, has been the President of Alfred University, located in Alfred, New York, since 2016. He previously served as Director of the Bradley Policy Center and Olin Professor of Economics and Public Policy (from 2014 to 2016) and as Dean and Professor of Economics and Public Policy (from 2004 to 2014)

at the Simon Business School at the University of Rochester. Prior academic roles were held at Eller College of Management at the University of Arizona, Amos Tuck School of Business Administration at Dartmouth College, and the Marshall School of Business at the University of Southern California. Mr. Zupan is a former director of public companies Steuben Trust Company, PAETEC Holdings and Constellation Brands, and he currently serves on the board of the Allegany County Economic Development Committee.

Mr. Anderson has served on several of the board’s committees during his 15-year tenure. He currently serves on the Audit Committee and the Risk Oversight Committee, which he chairs. Mr. Anderson has practiced law in Western New York since 1972 and is currently Of Counsel at the law firm Mullen Associates PLLC. He previously served as President and Chief Executive Officer of Bank of Avoca from 1981 to 2002 when it was acquired by the Company.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362 or sjdoran@five-starbank.com